Exhibit 99.1

Civista Bancshares, Inc. Announces Third Quarter 2022 Financial Results

Sandusky, Ohio, October 27, 2022 /PRNewswire/– Civista Bancshares, Inc. (NASDAQ:CIVB) (“Civista”) announced its unaudited financial results for the three and nine month periods ending September 30, 2022.

Third quarter and year-to-date 2022 highlights:

•	Net income of $11.1 million, or $0.72 per diluted share, for the third quarter of 2022, compared to $9.6 million, or $0.64 per diluted share, for the third quarter of 2021.

•	Net income of $27.3 million, or $1.82 per diluted share, compared to $29.6 million, or $1.90 per diluted share, for the nine months ended September 30, 2022 and 2021, respectively.

•	Low cost of deposits of 14 basis points and total funding costs of 29 basis points for the quarter.

•	Based on the September 30, 2022 market close share price of $20.76, the $0.14 third quarter dividend is equivalent to an annualized yield of 2.70% and a dividend payout ratio of 19.44%.

•	On July 1, 2022, we consummated the merger of Comunibanc Corp. with and into Civista and Henry County Bank, a wholly owned subsidiary of Comunibanc, with and into Civista Bank.

•	Negotiated the merger of Vision Financial Group, a leasing company based in Pittsburgh, PA, with and into Civista Bank. The deal closed in the fourth quarter 2022.

“We are extremely pleased with our third quarter results. Due to our strong core funding and rising interest rates, our net interest margin increased 60 basis points to 4.03% compared to the previous quarter. Net interest income increased 25.4% compared to the previous quarter as we primarily benefitted from our first full quarter of earnings from the Henry County Bank acquisition, the rising interest rate environment, and excellent organic loan growth” said Dennis G. Shaffer, CEO and President of Civista.

Results of Operations:

For the three-month period ended September 30, 2022 and 2021

Net interest income increased $6.0 million, or 24.6%, for the third quarter of 2022 compared to the same period of 2021. Interest income increased $6.7 million while interest expense increased $743 thousand. Both increases were primarily due to rates. Accretion of PPP fees was $122 thousand during the third quarter 2022 compared to $2.5 million for the same period in 2021.

Net interest margin increased 41 basis points to 4.03% for the third quarter of 2022, compared to 3.62% for the same period a year ago. The increase in margin is primarily due to increases in the volume of earning assets and to the yield on earning assets.

The increase in interest income was primarily due to a $254.8 million increase in average earning assets, which led to a $4.6 million increase in interest income. Additionally, increased interest rates led to a 48 basis point increase in asset yield and a $2.1 million increase in interest income.

Interest expense increased $743 thousand, or 55.0%, for the third quarter of 2022, compared to the same period last year. The average rate paid on interest-bearing liabilities increased 13 basis points, while average interest-bearing liabilities increased $177.5 million. The increase in the rate is primarily due to the issuance of $75 million, 3.25% subordinated debt in November 2021. The increase in interest rates has not yet translated to significant increases in deposit costs.

Average Balance Analysis

(Unaudited - Dollars in thousands)

	Three Months Ended September 30,
	2022			2021
	Average balance	Interest	Yield/ rate *	Average balance	Interest	Yield/ rate *
Assets:
Interest-earning assets:
Loans **	$2,289,588	$27,176	4.71%	$2,010,665	$22,704	4.48%
Taxable securities ***	354,597	2,936	3.06%	264,655	1,423	2.18%
Non-taxable securities ***	268,327	1,998	3.47%	217,987	1,555	3.91%
Interest-bearing deposits in other banks	89,744	423	1.87%	254,143	102	0.16%

Total interest-earning assets ***	$3,002,256	32,533	4.30%	$2,747,450	25,784	3.82%

Noninterest-earning assets:
Cash and due from financial institutions	58,581			33,803
Premises and equipment, net	28,633			22,845
Accrued interest receivable	8,907			7,417
Intangible assets	84,265			84,949
Bank owned life insurance	53,131			46,557
Other assets	48,013			38,189
Less allowance for loan losses	(27,546)			(26,683)

Total Assets	$3,256,240			$2,954,527

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand and savings	$1,457,112	$379	0.10%	$1,331,032	$302	0.09%
Time	280,903	557	0.79%	257,047	668	1.03%
Short-term FHLB advances	6,713	48	2.84%	—	—	0.00%
Long-term FHLB advances	25,336	133	2.08%	75,000	194	1.03%
Subordinated debentures	103,751	975	3.73%	29,427	182	2.45%
Repurchase agreements	19,277	2	0.04%	23,084	5	0.09%

Total interest-bearing liabilities	$1,893,092	2,094	0.44%	$1,715,590	1,351	0.31%

Noninterest-bearing deposits	980,999			849,501
Other liabilities	77,015			40,466
Shareholders’ equity	305,134			348,970

Total Liabilities and Shareholders’ Equity	$3,256,240			$2,954,527

Net interest income and interest rate spread		$30,439	3.86%		$24,433	3.50%

Net interest margin ***			4.03%			3.62%

*

Average yields are presented on a tax equivalent basis. The tax equivalent effect associated with loans and investments, included in the yields above, was $532 thousand and $414 thousand for the periods ended September 30, 2022 and 2021, respectively.

**	Average balance includes nonaccrual loans
***

Average yield on investments were calculated by adjusting the average balances of taxable and nontaxable securities by unrealized losses of $46.9 million in 2022 and by unrealized gains of $24.5 million in 2021. These adjustments were also made when calculating the yield on earning assets and the margin.

For the nine-month period ended September 30, 2022 and 2021

Net interest income increased $5.5 million, or 7.7%, compared to the same period in 2021.

Interest income increased $6.3 million, or 8.1%, for the first nine months of 2022. Average earning assets increased $52.6 million, resulting in an increase in interest income of $6.1 million. While average yields increased 17 basis points, interest income only increased $152 thousand due to yield. During the nine-month period, the Bank had average PPP Loans totaling $13.7 million compared to $187.4 million for the same period last year. For the nine months ended September 30, 2022, these loans had an average yield of 17.82% including the amortization of PPP fees, which increased the margin by 7 basis points.

Interest expense increased $718 thousand, or 14.6%, for the first nine months of 2022 compared to the same period of 2021. Average rates increased 3 basis points and average interest-bearing liabilities increased $126.8 million, resulting in a $1.4 million increase in interest expense.

Net interest margin increased 14 basis points to 3.62% for the first nine months of 2022, compared to 3.48% for the same period a year ago.

Average Balance Analysis

(Unaudited - Dollars in thousands)

	Nine Months Ended September 30,
	2022			2021
	Average balance	Interest	Yield/ rate *	Average balance	Interest	Yield/ rate *
Assets:
Interest-earning assets:
Loans **	$2,111,019	$70,065	4.44%	$2,044,741	$68,140	4.46%
Taxable securities ***	322,262	6,431	2.53%	214,979	3,928	2.51%
Non-taxable securities ***	262,790	5,669	3.55%	211,538	4,599	4.02%
Interest-bearing deposits in other banks	199,019	1,098	0.74%	371,204	341	1.20%

Total interest-earning assets ***	$2,895,090	83,263	3.88%	$2,842,462	77,008	3.71%

Noninterest-earning assets:
Cash and due from financial institutions	108,220			37,763
Premises and equipment, net	24,429			22,578
Accrued interest receivable	8,025			8,146
Intangible assets	84,268			84,817
Bank owned life insurance	48,965			46,310
Other assets	44,077			37,504
Less allowance for loan losses	(27,168)			(26,288)

Total Assets	$3,185,906			$3,053,292

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand and savings	$1,414,215	$860	0.08%	$1,297,217	$979	0.10%
Time	250,230	1,491	0.80%	270,139	2,387	1.18%
Short-term FHLB advances	2,380	49	2.75%	—	—	0.00%
Long-term FHLB advances	58,263	515	1.18%	100,458	968	1.29%
Subordinated debentures	103,726	2,701	3.48%	29,427	553	2.51%
Repurchase agreements	21,910	8	0.05%	26,695	19	0.10%

Total interest-bearing liabilities	$1,850,724	5,624	0.41%	$1,723,936	4,906	0.38%

Noninterest-bearing deposits	936,686			940,123
Other liabilities	76,748			39,952
Shareholders’ equity	321,748			349,281

Total Liabilities and Shareholders’ Equity	$3,185,906			$3,053,292

Net interest income and interest rate spread		$77,639	3.48%		$72,102	3.33%

Net interest margin ***			3.62%			3.48%

*

Average yields are presented on a tax equivalent basis. The tax equivalent effect associated with loans and investments, included in the yields above, was $1.5 million and $1.2 million for the periods ended September 30, 2022 and 2021, respectively.

**	Average balance includes nonaccrual loans
***

Average yield on investments were calculated by adjusting the average balances of taxable and nontaxable securities by unrealized losses of $24.7 million in 2022 and by unrealized gains of $23.9 million in 2021. These adjustments were also made when calculating the yield on earning assets and the margin.

Provision for loan losses was $300 thousand for the third quarter of 2022 while nothing was provided in the third quarter of 2021. Provision for loan losses was $1.0 million for the first nine months of 2022 compared to $830 thousand for the first nine months of 2021. The reserve ratio was 1.19% at September 30, 2022 and 1.33% at December 31, 2021. Loans outstanding at September 30, 2022 include approximately $174.3 million related to the acquisition of Comunibanc, including a $2.8 million credit mark.

For the third quarter of 2022, noninterest income totaled $5.7 million, a decrease of $692 thousand, or 10.8%, compared to the prior year’s third quarter.

Noninterest income

(unaudited - dollars in thousands)

	Three months ended September 30,
	2022	2021	$ change	% change
Service charges	$1,885	$1,519	$366	24.1%
Net gain on sale of securities	4	4	—	0.0%
Net gain/(loss) on equity securities	(133)	50	(183)	-366.0%
Net gain on sale of loans	637	1,612	(975)	-60.5%
ATM/Interchange fees	1,394	1,330	64	4.8%
Wealth management fees	1,208	1,236	(28)	-2.3%
Bank owned life insurance	255	261	(6)	-2.3%
Other	484	373	111	29.8%

Total noninterest income	$5,734	$6,426	$(692)	-10.8%

Service charges increased due to a $196 thousand increase service charges on deposit accounts and a $130 thousand increase in overdraft fees.

Net loss on equity securities increased as a result of market value decreases.

Net gain on sale of loans decreased primarily because of a decrease in volume of loans sold, which was driven by increased interest rates. Proceeds from the sale of loans sold totaled $11.7 million and $21.2 million during the three months ended September 30, 2022 and 2021, respectively.

Other income increased as result of an increase in servicing fee income. Loans serviced total $457.1 million at September 30, 2022 compared to $395.3 million at September 30, 2021.

For the nine months ended September 30, 2022, noninterest income totaled $19.0 million, a decrease of $5.6 million, or 22.8%, compared to the same period in the prior year.

Noninterest income

(unaudited - dollars in thousands)

	Nine months ended September 30,
	2022	2021	$ change	% change
Service charges	$5,004	$4,092	$912	22.3%
Net gain on sale of securities	10	1,787	(1,777)	-99.4%
Net gain/(loss) on equity securities	(44)	191	(235)	-123.0%
Net gain on sale of loans	2,146	6,575	(4,429)	-67.4%
ATM/Interchange fees	3,990	3,950	40	1.0%
Wealth management fees	3,713	3,570	143	4.0%
Bank owned life insurance	732	752	(20)	-2.7%
Tax refund processing fees	2,375	2,375	—	0.0%
Other	1,086	1,214	(128)	-10.5%

Total noninterest income	$19,012	$24,641	$(5,629)	-22.8%

Service charges increased due to a $576 thousand increase overdraft fees and a $336 thousand increase in service charges on deposit accounts.

Net gain on sale of securities decreased due to the $1.8 million nonrecurring gain on the sale of Visa Class B shares in 2021.

Net loss on equity securities increased as a result of market value decreases.

Net gain on sale of loans decreased primarily because of a decrease in volume of loans sold, which was driven by increased interest rates. Proceeds from the sale of loans sold totaled $107.6 million and $204.7 million during the nine months ended September 30, 2022 and 2021, respectively.

Wealth management fees increased due to an increase in the average rate earned on the assets in 2022.

Other income decreased as result of a $203 thousand increase in insurance loss reserves at Civista’s reinsurance subsidiary. The loss reserve is an accrual against unpaid claims.

For the third quarter of 2022, noninterest expense totaled $22.6 million, an increase of $3.3 million, or 17.2%, compared to the prior year’s third quarter.

Noninterest expense

(unaudited - dollars in thousands)

	Three months ended September 30,
	2022	2021	$ change	% change
Compensation expense	$12,484	$11,390	$1,094	9.6%
Net occupancy and equipment	1,889	1,429	460	32.2%
Contracted data processing	846	429	417	97.2%
Taxes and assessments	799	758	41	5.4%
Professional services	1,335	776	559	72.0%
Amortization of intangible assets	456	223	233	104.5%
ATM/Interchange expense	604	594	10	1.7%
Marketing	372	359	13	3.6%
Software maintenance expense	942	819	123	15.0%
Other	2,828	2,474	354	14.3%

Total noninterest expense	$22,555	$19,251	$3,304	17.2%

Compensation expense increased primarily due to the acquisition of Comunibanc Corp.

The increase in occupancy expense is due to increases in utilities and ground maintenance as a result of adding eight additional branches and general cost increases. Equipment expense increased due to office equipment purchases of $101 thousand.

Taxes and assessments increased as Franchise tax expense increased due to an increase in equity capital, which is the basis of the Ohio Financial Institutions tax. This was partially offset by a decrease in FDIC assessments due to lower assessment multipliers charged to Civista.

Professional services increased primarily due to one-time merger related legal and audit fees of $430 thousand, accompanied by increases in recruitment fees and fees related to increased call volumes at the Company’s call center.

The increase in amortization of intangible assets is related to the merger with Comunibanc Corp.

The increase in Software maintenance expense is due to both increases in software maintenance contracts as well as the implementation of the new digital banking platform, introduced in June 2021.

The increase in other operating expense is primarily due to merger related expenses of $116 thousand, travel, lodging and meals of $64 thousand.

The efficiency ratio was 61.4% for the quarter ended September 30, 2022 compared to 61.6% for the quarter ended September 30, 2021. The change in the efficiency ratio is primarily due to an increase in net interest income partially offset by an increase in noninterest expense.

Civista’s effective income tax rate for the third quarter 2022 was 16.6% compared to 16.9% in 2021.

For the nine months ended September 30, 2022, noninterest expense totaled $63.2 million, an increase of $2.5 million, or 4.1%, compared to the same period in the prior year.

Noninterest expense

(unaudited - dollars in thousands)

	Nine months ended September 30,
	2022	2021	$ change	% change
Compensation expense	$36,654	$34,578	$2,076	6.0%
Net occupancy and equipment	5,122	4,556	566	12.4%
Contracted data processing	1,899	1,362	537	39.4%
Taxes and assessments	2,416	2,436	(20)	-0.8%
Professional services	3,593	2,255	1,338	59.3%
Amortization of intangible assets	890	668	222	33.2%
ATM/Interchange expense	1,659	1,843	(184)	-10.0%
Marketing	1,069	1,000	69	6.9%
Software maintenance expense	2,440	1,872	568	30.3%
Other	7,450	10,132	(2,682)	-26.5%

Total noninterest expense	$63,192	$60,702	$2,490	4.1%

The increase in compensation expense was due to increased payroll, 401k expenses, payroll taxes and commission and incentive-based costs. Payroll and payroll related expenses increased due to annual pay increases. The addition of Comunibanc also contributed to the increase.

Equipment expense increased due to a $354 thousand increase in computer and $202 thousand due to security equipment purchases.

Contracted data processing fees increased due to merger related system deconversion fees of $564, offset by a decrease in computer processing fees.

Professional services primarily increased due to a $991 thousand increase in merger related expenses legal and audit and a $264 thousand increase in consulting fees, including recruiter and call center costs.

The increase in software maintenance expense is due to both increases in software maintenance contracts as well as the implementation of the new digital banking platform, introduced in June 2021.

The decrease in other expense is due to the 2021 prepayment penalty of $3.7 million related to the early payoff of an FHLB long-term advance. This was partially offset by a credit to the valuation adjustment for mortgage servicing rights posted in 2021 and increases in travel, lodging and meals, stationery and supplies and bad check expense.

The efficiency ratio was 64.4% for the nine months ended September 30, 2022 compared to 62.0% for the nine months ended September 30, 2021. The change in the efficiency ratio is primarily due to an increase in noninterest expense and a decrease in noninterest interest income.

Civista’s effective income tax rate for the first nine months of 2022 was 16.0% compared to 16.0% in same period in 2021.

Balance Sheet

Total assets increased $228.8 million, or 7.6%, from December 31, 2021 to September 30, 2022, primarily due to the acquisition of Comunibanc Corp. on July 1, 2022.

End of period loan balances

(unaudited - dollars in thousands)

	September 30, 2022	December 31, 2021	$ Change	% Change
Commercial and Agriculture	$226,568	$203,293	$23,275	11.4%
Paycheck protection program loans	819	43,209	(42,390)	-98.1%
Commercial Real Estate:
Owner Occupied	364,468	295,452	69,016	23.4%
Non-owner Occupied	956,169	829,310	126,859	15.3%
Residential Real Estate	531,164	430,060	101,104	23.5%
Real Estate Construction	202,793	157,127	45,666	29.1%
Farm Real Estate	25,636	28,419	(2,783)	-9.8%
Consumer and Other	20,997	11,009	9,988	90.7%

Total Loans	$2,328,614	$1,997,879	$330,735	16.6%

Loan balances increased $330.7 million, or 16.6% since December 31, 2021, including the $174.3 million portfolio related to Comunibanc Corp. The growth is partially offset by a $43.4 million decrease in PPP loans. Removing the balances in the portfolio related to Comunibanc and PPP loans, the loan portfolio increased $198.8 million or 10.2%. Commercial Real Estate continued to grow due to consistent demand in both the Non-owner Occupied and Owner Occupied categories. The growth has come from all regions and has been strong in our major metropolitan areas of Cleveland, Columbus and Cincinnati. Residential Real Estate has increased due to more need this year for the on-balance sheet products of residential construction loans, Jumbo Loans and our Community View CRA product. Commercial and Agriculture loans continue to grow as we successfully onboard new clients. Commercial Line of Credit utilization remains low. Real Estate Construction continues to increase as the construction demand remains steady and construction availability continues to be near all-time highs.

Paycheck Protection Program

In total, we processed over 3,600 loans totaling $399.4 million of PPP loans, of which $398.6 million have been forgiven or have paid off. We recognized $122 thousand of PPP fees in income during the quarter and $1.7 million of PPP fees in income during the nine months ended September 30, 2022. As of September 30, 2022, $38 thousand of unearned PPP fees remain.

Deposits

Total deposits increased $291.6 million, or 12.1%, from December 31, 2021 to September 30, 2022, including the addition of the $250.8 million of deposits related to the Comunibanc deal.

End of period deposit balances

(unaudited - dollars in thousands)

	September 30, 2022	December 31, 2021	$ Change	% Change
Noninterest-bearing demand	$944,241	$788,906	$155,335	19.7%
Interest-bearing demand	560,594	537,510	23,084	4.3%
Savings and money market	931,393	843,837	87,556	10.4%
Time deposits	272,025	246,448	25,577	10.4%

Total Deposits	$2,708,253	$2,416,701	$291,552	12.1%

The increase in noninterest-bearing demand of $155.3 million was primarily due to $65.5 million of deposits related to the merger with Comunibanc Corp and to a $60.1 million increase in cash balances related to the Company’s participation in a tax refund processing program. In addition, demand deposit and public fund demand deposit accounts increased $19.7 million and $10.2 million, respectively. Interest-bearing demand deposits increased $23.1, primarily related to Comunibanc Corp balances, totaling $41.4 million. Personal and public-fund interest bearing demand accounts increased $8.0 million and $11.8 million, respectively. These increases were partially offset by decreases to business interest-bearing demand and Jumbo NOW accounts of $31.0 million and $9.5 million, respectively. Savings and money market balances increased $87.6 million, primarily related to Comunibanc Corp balances. Time deposits related to Comunibanc totaled $56.3 million, partially offset by a $17.4 million decrease to accounts over $100 thousand and a $ 11.4 million decrease to accounts under $100 thousand.

FHLB advances totaled $75.0 million at December 31, 2021. The entire outstanding balance was called in July. This was replaced by $6.7 million of term advances related to Comunibanc and to overnight advances of $55.0 million.

Stock Repurchase Program

During the first nine months of 2022, Civista repurchased 734,810 shares for $16.6 million at a weighted average price of $22.59 per share, including 392,847 shares repurchased under the previous authorization for $9.3 million. We have approximately $6.2 million remaining of the current $13.5 million repurchase authorization, which was approved in April 2022. In addition, Civista liquidated 5,403 shares held by employees, at $24.66 per share, to satisfy tax obligations stemming from vesting of restricted shares.

Shareholders’ Equity

Total shareholders’ equity decreased $52.6 million from December 31, 2021 to September 30, 2022, primarily due to a $78.8 million increase in accumulated other comprehensive loss caused by an increase in interest rates. The increase in other comprehensive loss does not impact our regulatory capital adequacy ratios. Shareholders’ equity also decreased due to a $16.7 million repurchase of treasury shares. The decrease in equity was partially offset by a $21.0 million increase in retained earnings and a $21.8 million increase in common stock. The increase in common stock was primarily a result of shares issued related to the Comunibanc acquisition.

Asset Quality

Civista recorded net recoveries of $132 thousand for the nine months of 2022 compared to net recoveries of $710 thousand for the same period of 2021. The allowance for loan losses to loans ratio was 1.19% at September 30, 2022 and 1.33% at December 31, 2021.

Allowance for Loan Losses

(dollars in thousands)

	September 30, 2022	September 30, 2021
Beginning of period	$26,641	$25,028
Charge-offs	(164)	(148)
Recoveries	296	858
Provision	1,000	830

End of period	$27,773	$26,568

Non-performing assets at September 30, 2022 were $5.8 million, an 8.6% increase from December 31, 2021. The non-performing assets to assets ratio 0.18% at both September 30, 2022 and December 31, 2021. The allowance for loan losses to non-performing loans decreased from 496.10% at December 31, 2021 to 476.24% at September 30, 2022.

Non-performing Assets

(dollars in thousands)

	September 30, 2022	December 31, 2021
Non-accrual loans	$5,002	$3,873
Restructured loans	830	1,497

Total non-performing loans	5,832	5,370
Other Real Estate Owned	—	—

Total non-performing assets	$5,832	$5,370

Conference Call and Webcast

Civista Bancshares, Inc. will also host a conference call to discuss the Company’s financial results for the third quarter of 2022 at 1:00 p.m. ET on Thursday, October 27, 2022. Interested parties can access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.civb.com. Participants can also listen to the conference call by dialing 855-238-2712 and ask to be joined into the Civista Bancshares, Inc. third quarter 2022 earnings call. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.

An archive of the webcast will be available for one year on the Investor Relations section of the Company’s website (www.civb.com).

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Civista. For these statements, Civista claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Civista, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Civista’ reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of Civista’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and any additional risks identified in the Company’s subsequent Form 10-Q’s. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Civista does not undertake, and specifically disclaims any obligation, to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Civista Bancshares, Inc. is a $3.2 billion financial holding company headquartered in Sandusky, Ohio. Civista’s banking subsidiary, Civista Bank, operates 43 locations in Northern, Central, Northwestern and Southwestern Ohio, Southeastern Indiana and Northern Kentucky. Additional information on Civista may be accessed at www.civb.com, but information at that website is not part of this press release nor is it part of any filing by Civista with the Securities and Exchange Commission. Civista’s common shares are traded on the NASDAQ Capital Market under the symbol “CIVB”.

For additional information, contact:

Dennis G. Shaffer

CEO and President

Civista Bancshares, Inc.

888-645-4121

Civista Bancshares, Inc.

Financial Highlights

(Unaudited, dollars in thousands, except share and per share amounts)

Consolidated Condensed Statement of Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Interest income	$32,533	$25,784	$83,263	$77,008
Interest expense	2,094	1,351	5,624	4,906

Net interest income	30,439	24,433	77,639	72,102
Provision for loan losses	300	—	1,000	830

Net interest income after provision	30,139	24,433	76,639	71,272
Noninterest income	5,734	6,426	19,012	24,641
Noninterest expense	22,555	19,251	63,192	60,702

Income before taxes	13,318	11,608	32,459	35,211
Income tax expense	2,206	1,966	5,180	5,647

Net income	11,112	9,642	27,279	29,564

Dividends paid per common share	$0.14	$0.14	$0.42	$0.38

Earnings per common share
Basic
Net income	$11,112	$9,642	$27,279	$29,564

Less allocation of earnings and dividends to participating securities	52	46	122	122

Net income available to common shareholders - basic	$11,060	$9,596	$27,157	$29,442

Weighted average common shares outstanding	15,394,898	15,168,233	14,974,863	15,543,488
Less average participating securities	71,604	72,071	67,323	64,064

Weighted average number of shares outstanding used to calculate basic earnings per share	15,323,294	15,096,162	14,907,540	15,479,424

Earnings per common share (1)
Basic	$0.72	$0.64	$1.82	$1.90
Diluted	0.72	0.64	1.82	1.90

Selected financial ratios:
Return on average assets	1.35%	1.29%	1.14%	1.29%
Return on average equity	14.45%	10.96%	11.34%	11.32%
Dividend payout ratio	19.40%	22.02%	23.06%	19.98%
Net interest margin (tax equivalent)	4.03%	3.62%	3.62%	3.48%

Selected Balance Sheet Items

(Dollars in thousands, except share and per share amounts)

	September 30, 2022	December 31, 2021
	(unaudited)	(unaudited)
Cash and due from financial institutions	$40,914	$264,239
Investment in time deposits	1,479	1,730
Investment securities	604,074	560,946
Loans held for sale	3,491	1,972
Loans	2,328,614	1,997,879
Less: allowance for loan losses	(27,773)	(26,641)

Net loans	2,300,841	1,971,238
Other securities	18,578	17,011
Premises and equipment, net	30,168	22,445
Goodwill and other intangibles	113,206	84,432
Bank owned life insurance	53,291	46,641
Other assets	75,677	42,251

Total assets	$3,241,719	$3,012,905

Total deposits	$2,708,253	$2,416,701
Federal Home Loan Bank advances	61,723	75,000
Securities sold under agreements to repurchase	20,155	25,495
Subordinated debentures	103,778	103,735
Securities purchased payable	2,611	3,524
Tax refunds in process	2,709	549
Accrued expenses and other liabilities	39,888	32,689
Total shareholders’ equity	302,602	355,212

Total liabilities and shareholders’ equity	$3,241,719	$3,012,905

Shares outstanding at period end	15,235,545	14,954,200

Book value per share	$19.86	$23.75
Equity to asset ratio	9.33%	11.79%

Selected asset quality ratios:
Allowance for loan losses to total loans	1.19%	1.33%
Non-performing assets to total assets	0.18%	0.18%
Allowance for loan losses to non-performing loans	476.24%	496.10%

Non-performing asset analysis
Nonaccrual loans	$5,002	$3,873
Troubled debt restructurings	830	1,497
Other real estate owned	—	—

Total	$5,832	$5,370

Supplemental Financial Information

(Unaudited - dollars in thousands except share data)

End of Period Balances	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Assets
Cash and due from banks	$40,914	$233,281	$412,698	$264,239	$250,943
Investment in time deposits	1,479	1,236	1,728	1,730	2,222
Investment securities	604,074	531,978	553,499	560,946	499,226
Loans held for sale	3,491	4,167	4,794	1,972	5,810
Loans	2,328,614	2,064,221	2,018,188	1,997,879	2,004,814
Allowance for loan losses	(27,773)	(27,435)	(27,033)	(26,641)	(26,568)

Net Loans	2,300,841	2,036,786	1,991,155	1,971,238	1,978,246
Other securities	18,578	18,511	18,511	17,011	17,011
Premises and equipment, net	30,168	24,151	22,110	22,445	22,716
Goodwill and other intangibles	113,206	84,021	84,251	84,432	84,589
Bank owned life insurance	53,291	47,118	46,885	46,641	46,728
Other assets	75,677	57,850	48,726	42,251	45,667

Total Assets	$3,241,719	$3,039,099	$3,184,357	$3,012,905	$2,953,158

Liabilities
Total deposits	$2,708,253	$2,455,502	$2,615,137	$2,416,701	$2,434,766
Federal Home Loan Bank advances	61,723	75,000	75,000	75,000	75,000
Securities sold under agreement to repurchase	20,155	17,479	23,931	25,495	23,331
Subordinated debentures	103,778	103,737	103,704	103,735	30,349
Securities purchased payable	2,611	15,025	1,876	3,524	3,857
Tax refunds in process	2,709	39,448	10,232	549	911
Accrued expenses and other liabilities	39,888	30,846	26,785	32,689	36,494

Total liabilities	2,939,117	2,737,037	2,856,665	2,657,693	2,604,708

Shareholders’ Equity
Common shares	299,515	278,240	277,919	277,741	277,627
Retained earnings	146,546	137,592	131,934	125,558	116,680
Treasury shares	(73,641)	(67,528)	(61,472)	(56,907)	(55,155)
Accumulated other comprehensive income(loss)	(69,818)	(46,242)	(20,689)	8,820	9,298

Total shareholders’ equity	302,602	302,062	327,692	355,212	348,450

Total Liabilities and Shareholders’ Equity	$3,241,719	$3,039,099	$3,184,357	$3,012,905	$2,953,158

Quarterly Average Balances
Assets:
Earning assets	$3,002,256	$2,866,362	$2,814,589	$2,773,498	$2,747,450
Securities	622,924	556,352	575,359	522,058	482,642
Loans	2,289,588	2,033,378	2,006,984	1,973,989	2,010,665
Liabilities and Shareholders’ Equity
Total deposits	$2,719,014	$2,524,971	$2,557,638	$2,430,613	$2,437,580
Interest-bearing deposits	1,738,015	1,630,084	1,623,984	1,619,560	1,588,079
Other interest-bearing liabilities	155,077	200,005	204,299	155,094	127,511
Total shareholders’ equity	305,134	313,272	347,302	348,971	348,970

Supplemental Financial Information

(Unaudited - dollars in thousands except share data)

	Three Months Ended
Income statement	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Total interest and dividend income	$32,533	$26,064	$24,666	$24,735	$25,784
Total interest expense	2,094	1,796	1,734	1,412	1,351

Net interest income	30,439	24,268	22,932	23,323	24,433
Provision for loan losses	300	400	300	—	—
Noninterest income	5,734	5,635	7,643	6,811	6,426
Noninterest expense	22,555	20,379	20,258	16,963	19,251

Income before taxes	13,318	9,124	10,017	13,171	11,608
Income tax expense	2,206	1,423	1,551	2,189	1,966

Net income	$11,112	$7,701	$8,466	$10,982	$9,642

Per share data
Earnings per common share
Basic
Net income	$11,112	$7,701	$8,466	$10,982	$9,642
Less allocation of earnings and dividends to participating securities	52	39	32	51	46

Net income available to common shareholders - basic	$11,060	$7,662	$8,434	$10,931	$9,596

Weighted average common shares outstanding	15,394,898	14,615,154	14,909,192	15,009,376	15,168,233
Less average participating securities	71,604	74,286	55,905	70,349	72,071

Weighted average number of shares outstanding used to calculate basic earnings per share	15,323,294	14,540,868	14,853,287	14,939,027	15,096,162

Earnings per common share
Basic	$0.72	$0.53	$0.57	$0.73	$0.64
Diluted	0.72	0.53	0.57	0.73	0.64

Common shares dividend paid	$2,158	$2,042	$2,091	$2,104	$2,140

Dividends paid per common share	0.14	0.14	0.14	0.14	0.14

Supplemental Financial Information

(Unaudited - dollars in thousands except share data)

	Three Months Ended
Asset quality	September 2022	June 2022	March 2022	December 31, 2021	September 30, 2021
Allowance for loan losses, beginning of period	$27,435	$27,033	$26,641	$26,568	$26,197
Charge-offs	(74)	(60)	(30)	(11)	(77)
Recoveries	112	62	122	84	448
Provision	300	400	300	—	—

Allowance for loan losses, end of period	$27,773	$27,435	$27,033	$26,641	$26,568

Ratios
Allowance to total loans	1.19%	1.33%	1.34%	1.33%	1.33%
Allowance to nonperforming assets	476.24%	572.78%	501.50%	496.10%	501.01%
Allowance to nonperforming loans	476.24%	572.78%	501.50%	496.10%	503.50%

Nonperforming assets
Nonperforming loans	$5,832	$4,790	$5,390	$5,370	$5,277
Other real estate owned	—	—	—	—	26

Total nonperforming assets	$5,832	$4,790	$5,390	$5,370	$5,303

Capital and liquidity
Tier 1 leverage ratio	9.32%	9.87%	9.50%	10.21%	10.01%
Tier 1 risk-based capital ratio	11.62%	13.63%	14.02%	14.35%	14.18%
Total risk-based capital ratio	15.62%	18.24%	18.74%	19.17%	15.43%
Tangible common equity ratio (1)	6.05%	7.38%	7.85%	9.25%	9.20%

(1)	See reconciliation of non-GAAP measures at the end of this press release.

Reconciliation of Non-GAAP Financial Measures

(Unaudited - dollars in thousands except share data)

	Three Months Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Tangible Common Equity
Total Shareholder’s Equity - GAAP	$302,602	$302,062	$327,692	$355,212	$348,450
Less: Goodwill and intangible assets	113,206	84,021	84,251	84,432	84,589

Tangible common equity (Non-GAAP)	$189,396	$218,041	$243,441	$270,780	$263,861

Total Shares Outstanding	15,235,545	14,537,433	14,797,232	14,954,200	15,029,972

Tangible book value per share	$12.43	$15.00	$16.45	$18.11	$17.56

Tangible Assets
Total Assets - GAAP	$3,241,719	$3,039,099	$3,184,357	$3,011,983	$2,952,236
Less: Goodwill and intangible assets	113,206	84,021	84,251	84,432	84,589

Tangible assets (Non-GAAP)	$3,128,513	$2,955,078	$3,100,106	$2,927,551	$2,867,647

Tangible common equity to tangible assets	6.05%	7.38%	7.85%	9.25%	9.20%